CONTACT:	Chad M. Utrup, CFO Commercial Vehicle Group, Inc. (614) 289-5360
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP REPORTS
SECOND QUARTER 2006 RESULTS AND REVISED 2006 ESTIMATES
NEW ALBANY, OHIO, July 26, 2006 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI), today reported revenues of $234.8 million for the second quarter ended June 30, 2006, up 19.7 percent compared to $196.1 million in the prior-year quarter. Operating income for the second quarter was $26.8 million, a 3.9 percent increase, compared to $25.8 million last year. Net income for the quarter was $15.5 million, or $0.72 per diluted share, compared to $14.2 million, or $0.78 per diluted share, in the prior-year quarter. Fully diluted shares outstanding for the quarter were 21.5 million compared to 18.3 million in the prior-year quarter. This increase in shares outstanding is primarily the result of the Company’s stock offering during 2005.
“We are pleased with our quarterly and year-to-date results and continue to focus on our long-term growth strategy to be the preferred global supplier of complete cab systems,” said Mervin Dunn, president and chief executive officer of Commercial Vehicle Group. “We remain equally focused on our quality and delivery objectives during these periods of significant industry volumes and global material supply and pricing pressures.”
Revenues were approximately $5.9 million higher for the quarter compared to the Company’s estimates, due primarily to the increase in both organic growth and market share growth achieved by the Company. The Company increased adjusted earnings before interest, taxes, depreciation and amortization, gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt and miscellaneous income/expenses (Adjusted EBITDA) to $30.7 million in the second quarter of 2006, or approximately $0.8 million higher than its estimate for the quarter. Included in the Company’s Operating Income and Adjusted EBITDA results for the quarter was a one time pre-tax net gain of approximately $1.8 million as a result of changes made to certain retiree medical programs during the quarter, which was more than offset by certain unexpected material pricing and supply related cost increases as well as other operational and administrative cost increases during the quarter. In addition, included in the Company’s Net Income and fully diluted earnings per share for the quarter was a favorable pre-tax gain of approximately $1.3 million resulting from the marking to market of its foreign currency contracts.
Adjusted EBITDA is a non-GAAP financial measure that is defined in the footnotes to this release and is reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.
The Company generated approximately $15.4 million of positive cash flow during the quarter and as a result, its net debt position at the end of the quarter was approximately $148.3 million.
“Despite the cost impacts associated with continued material pricing pressures and unprecedented industry volumes, our quarterly results remain solid,” said Chad Utrup, chief financial officer of Commercial Vehicle Group. “Our variable cost structure will allow us to position the company for a successful 2007, despite the anticipated downturn in heavy truck volumes.”
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Commercial Vehicle Group, Inc.
July 26, 2006

The Company reported revenues of $464.1 million for the six months ended June 30, 2006, up 33.2 percent compared to $348.5 million in the prior-year period. Operating income for the six-month period was $52.3 million compared to $42.5 million last year. Net income for the six-month period was $28.9 million, or $1.35 per diluted share, compared to $25.1 million, or $1.37 per diluted share, in the prior six-month period. Fully diluted shares outstanding for the six-month period ended June 30, 2006 were 21.5 million compared to 18.3 million in the prior-year period. This increase in shares outstanding is primarily the result of the Company’s stock offering during 2005.
The Company has revised its estimates for the remainder of the year to include revenues in the range of $227.5 to $231.5 million for the third quarter 2006 and $917.0 to $925.0 million for the full year 2006 and fully diluted earnings per share to be in the range of $0.68 to $0.70 for the third quarter 2006 and $2.73 to $2.77 for the full year 2006 based upon 21.5 million fully diluted shares. The Company revised its estimated revenues from previous estimates as a result of its second quarter 2006 actual results and an estimated 90,000 North American Class 8 truck build rate in the third quarter 2006 and approximately 362,000 Class 8 build rate for the full year 2006. This is a 3,000 unit increase from its previous estimates of 87,000 units in the third quarter and 359,000 units for the full year. In addition, the Company has revised its revenue and fully diluted earnings per share estimates for the remainder of 2006 to include estimates for increases in revenue content and market share; currency translation impacts for the remainder of 2006; material cost impacts related primarily to the copper industry and; the effects of the sale of its medical business during the second quarter 2006.
A conference call to review second quarter results and preview the third quarter and full year 2006 is scheduled for Wednesday, July 26, 2006 at 11:00 a.m. ET. Interested participants may listen to the live conference call by dialing (706) 634-5608 and asking for the CVG second quarter 2006 earnings conference call. A recording of this call will be available until midnight, August 2, 2006 by dialing (706) 645-9291 and entering code 2613028.
To listen to a live Webcast of the conference call, go to Commercial Vehicle Group’s Website, www.cvgrp.com, click on “Investor Relations” and then the Webcast icon. The Webcast replay will be available from 1:00 p.m. ET, Wednesday, July 26, 2006 until midnight, Wednesday, August 2, 2006. Listening to the Webcast requires speakers and Windows Media Player. If you do not have Media Player, download the free software at www.windowsmedia.com.
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Commercial Vehicle Group, Inc.
July 26, 2006

About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. CVG is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about CVG and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release contains forward-looking statements about Company estimates for the remainder of the year with respect to revenues and earnings per share. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) CVG’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which CVG serves; (iv) increased competition in the heavy-duty truck market; (v) CVG’s failure to complete or successfully integrate additional strategic acquisitions; and (vi) various other risks as outlined in CVG’s SEC filings. There can be no assurance that statements made in this press release relating to future events will be achieved. CVG undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to CVG or persons acting on behalf of CVG are expressly qualified in their entirety by such cautionary statements.
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Commercial Vehicle Group, Inc.
July 26, 2006

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$234,787	$196,091	$464,132	$348,506

COST OF REVENUES	194,590	159,949	385,201	286,112

Gross Profit	40,197	36,142	78,931	62,394

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	13,247	10,172	26,399	19,721

AMORTIZATION EXPENSE	103	140	208	164

Operating Income	26,847	25,830	52,324	42,509

OTHER (INCOME)	(1,308)	(391)	(1,078)	(3,272)

INTEREST EXPENSE	3,849	3,314	7,739	5,482

LOSS ON EARLY EXTINGUISHMENT OF DEBT	318	—	318	—

Income Before Income Taxes	23,988	22,907	45,345	40,299

PROVISION FOR INCOME TAXES	8,494	8,722	16,443	15,228

Net Income	$15,494	$14,185	$28,902	$25,071

BASIC EARNINGS PER SHARE	$0.73	$0.79	$1.37	$1.39

DILUTED EARNINGS PER SHARE	$0.72	$0.78	$1.35	$1.37

Reconciliation to Net Income:
Net Income	$15,494	$14,185	$28,902	$25,071
Depreciation & Amortization	3,811	3,138	7,312	5,900
Interest Expense	3,849	3,314	7,739	5,482
Provision for Income Taxes	8,494	8,722	16,443	15,228
Noncash (gain) on forward exchange contracts	(1,306)	(366)	(1,068)	(3,238)
Loss on early extinguishment of debt	318	—	318	—
Miscellaneous (Income)	(2)	(25)	(10)	(34)

Adjusted EBITDA (1)	$30,658	$28,968	$59,636	$48,409

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Commercial Vehicle Group, Inc.
July 26, 2006

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	June 30,	December 31,
	2006	2005
	(unaudited)	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,303	$40,641
Accounts receivable, net	144,360	114,116
Inventories, net	74,798	69,053
Prepaid expenses and other current assets	7,863	4,724
Deferred income taxes	11,840	12,571

Total current assets	254,164	241,105

PROPERTY, PLANT AND EQUIPMENT, net	81,928	80,415
GOODWILL	127,445	125,607
INTANGIBLE AND OTHER ASSETS, net	97,105	96,756

TOTAL ASSETS	$560,642	$543,883

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$1,878	$5,309
Accounts payable	85,201	73,709
Accrued liabilities	45,430	42,983

Total current liabilities	132,509	122,001

LONG-TERM DEBT, net of current maturities	161,771	185,700
OTHER LONG-TERM LIABILITIES	30,689	34,105

Total liabilities	324,969	341,806

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ INVESTMENT:
Common stock, $0.01 par value per share; 30,000,000 shares authorized; 21,152,461 and 21,145,954 shares issued and outstanding	211	211
Additional paid-in capital	171,728	169,252
Retained earnings	62,859	33,957
Accumulated other comprehensive income (loss)	875	(1,343)

Total stockholders’ investment	235,673	202,077

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$560,642	$543,883

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Commercial Vehicle Group, Inc.
July 26, 2006

Footnotes to Press Release
(1) Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt and miscellaneous income/expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt and miscellaneous income/expenses because the Company’s management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company’s operating performance. The Company’s management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in conformity with GAAP.
The Company’s management uses Adjusted EBITDA as an integral part of its report and planning processes and as one of the primary measures to, among other things:
(i)	monitor and evaluate the performance of the Company’s business operations;

(ii)	facilitate management’s internal comparisons of the Company’s historical operation performance of its business operations;

(iii)	facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv)	review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses;

(v)	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
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Commercial Vehicle Group, Inc.
July 26, 2006

The Company’s management believes that Adjusted EBITDA is useful to investors as it provides them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. Additionally, the Company’s management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company’s overall business because the measure eliminates the effects of certain recurring and other unusual or infrequent charges that are not directly attributable to the Company’s underlying operating performance. Additionally, the Company’s management believes that because it has historically provided a non-GAAP financial measure in previous press releases, that continuing to include a non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company’s management as described above, that can assist investors in assessing the Company’s financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income prepared in conformity with GAAP. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.
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